<BCLPAGE>

Exhibit 10.12(b)

AMENDMENT NO. 1

TO THE

EXPRESS SCRIPTS, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN OF 2005

(As amended and restated effective December 20, 2018)

WHEREAS, Cigna Corporation (the “Company”) sponsors the Express Scripts Inc. Executive Deferred Compensation Plan of 2005 (the “Plan”) for the benefit of a select group of one or more management or highly compensated employees; and

WHEREAS, the People Resources Committee of the Company’s Board of Directors (the “Committee”) desires to change the designation of plan administrator for the Plan; and

WHEREAS, the Committee desires to freeze participation in and cease contributions, including participant deferrals and employer contributions, to the Plan; and

WHEREAS, Section 16 of the Plan allows the Committee to amend the Plan at any time.

            NOW, THEREFORE, effective as of October 23, 2019, the Plan is hereby amended, as follows:

1.       Section 2.11 of the Plan is hereby amended, to change the designation of “Committee,” to be and to read in its entirety as follows:

            “2.11   Committee

“Committee” means the Compensation Committee of the Board or its designee.  Effective for periods on and after October 23, 2019, the duties and responsibilities of the Committee under the Plan will be delegated to the Benefits Managing Director of Cigna and any reference to the “Committee” in the Plan shall be replaced with a reference to the “Benefits Managing Director”.”

2.       Section 4 of the Plan is hereby amended by adding the following to the end thereof:

“Effective for periods on and after January 1, 2020, individuals who are not Participants in the Plan on December 31, 2019 (including, but not limited to, individuals hired on or after January 1, 2020) shall not be eligible to become Participants in the Plan.”

3.       Section 6.1 of the Plan is hereby amended by adding the following to the end thereof:

“Effective for periods on and after January 1, 2020, each Participant who is a Participant in the Plan on December 31, 2019 shall remain a Participant in the Plan, but shall not be entitled to make Elections with respect to Base Compensation, Bonus Compensation, or any other compensation that would be effective for periods on and after January 1, 2020, or to accrue further benefits hereunder for any periods on and after January 1, 2020.

Notwithstanding anything in the Plan to the contrary and for avoidance of doubt, no existing Election under the Plan shall be effective for periods on and after January 1, 2020 and any such Election shall expire on December 31, 2019.

Any existing election to defer compensation under the Plan for periods on or before December 31, 2019 shall be contributed to the Plan pursuant to such election.  For purposes of clarity, this includes, but is not limited to, any existing election to defer Bonus Compensation earned with respect to 2019, but paid in early 2020.”

4.       Section 7 of the Plan is hereby amended by adding the following to the end thereof:

“Effective January 1, 2020, no further Company Credits, Deferred Bonuses, or Special Bonuses shall be credited to a Participant’s Compensation Accounts.”

5.       Section 16 of the Plan is hereby amended in its entirety as follows:

“AMENDMENTS

The Chief Human Resources Officer of Cigna or his or her designee may amend, alter or terminate this Plan at any time without the prior approval of the Board; provided, however, that the Chief Human Resources Officer of Cigna or his or her designee may not, without approval by the Board, materially increase the benefits accruing to Participants under the Plan.”